Exhibit 23.02

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our reserve audit reports in this Annual Report on Form 10-K, including the Notes to the Consolidated Financial Statements, of  Loews Corporation for the year ended December 31, 2010 filed with the Securities and Exchange Commission on February 23, 2011.  These reserve audit reports relate to the quantities of proved reserves of oil and gas of HighMount Exploration & Production LLC (“Company”) estimated by the Company for certain periods. We also consent to the incorporation by reference of such reserve audit reports in the Registration Statements on Forms S-8 (No. 333-129772, No. 333-84084 and No. 333-33616) and Form S-3 (No. 333-158236) of Loews Corporation and in future registration statements of Loews Corporation that incorporate by reference this Form 10-K.

We further wish to advise that we are not employed on a contingent basis and that at the time of the preparation of our reserve audit report, as well as at present, neither Ryder Scott Company, L.P., nor any of its employees had, or now has, a substantial interest in Loews Corporation or any of its subsidiaries, including but not limited to HighMount Exploration & Production LLC, as a holder of its securities, promoter, underwriter, voting trustee, director, officer, or employee.

\s\ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas
February 22, 2011